Exhibit 5


                                 March 12, 2004

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828

Re: OPINION OF COUNSEL

This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-110771) filed with the Securities and Exchange Commission (the "Commission") on November 26, 2003 and declared effective by the Commission on December 9, 2003 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 119,385,000 shares (the "Shares") of the Company's common stock, par value $.06 per share (the "Common Stock").

As Corporate and Securities Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares are legally issued, fully paid and non-assessable shares of Common Stock of the Company.

My opinion is limited to matters governed by the Federal laws of the United States of America and the laws of the State of New York.

I hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the reference to myself under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

                                        Very truly yours,



                                        /s/ Thomas J. Kim
                                        Thomas J. Kim